September 7, 2023
Marian Acker

Dear Marian:

In your discussions with Julie Streich ("Barnes' CFO") and me, you have advised us of your intent to retire as an employee of Barnes Group Inc. (the "Company") effective April 30, 2024 (the "Retirement Date"), and have offered to assist the Company in its orderly and effective transition to a new Vice President, Corporate Accounting, including accepting reassignment to the role of "Senior Advisor" before the Retirement Date once the Vice President, Corporate Accounting has been appointed, and providing additional services as a consultant after the Retirement Date.

This letter agreement ("Agreement") confirms your intent to retire on the Retirement Date and the following arrangements relating to the transition and other matters:
1.Pre-Retirement Transition. You will continue to be employed in your role as Vice President, Controller through the Retirement Date; provided that, at the Company's request at any time before the Retirement Date, you will resign your role as Vice President, Controller and accept a new non-executive role as "Senior Advisor," as further described in (c) below. You will also resign from any other roles you hold with the Company or its affiliates, other than as Senior Advisor, as requested by the Company. For clarity:

(a)During the period of your employment before the Retirement Date, you will continue to receive your employment compensation and participate in employment benefits as in effect as of the date of this Agreement, subject to any changes that are subsequently implemented for all executive employees generally. For example, you will continue to accrue and may use vacation, and you will continue to participate in the Company's Management Incentive Compensation Plan ("MICP") for 2023 and for the pro-rata portion of 2024 through the Retirement Date, subject to the terms of the MICP. You will also continue to maintain your existing office at 123 Main Street until the Retirement Date, including as Senior Advisor.

(b)Your resignation as Vice President, Controller and appointment as Senior Advisor as described in this Section 1 is a voluntary employment reassignment and will not constitute an employment separation from or demotion by the Company for any purposes, including any compensation, benefit or severance plan.

(c)In your capacity as Senior Advisor, you will report to Barnes' CFO and work at her direction to facilitate an orderly and effective transition of the duties of Vice President, Controller to Barnes' CFO's designee, including (1) continuing to perform specified duties to ensure that matters are properly handled as the transition is occurring; (2) consulting, training and providing other assistance to Barnes' CFO's designee with respect to matters for

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which you have had responsibility or may have particular knowledge; and (3) coordinating with Company employees and consultants as directed.

(d)You will remain an employee at will, notwithstanding this Agreement. For example, your employment remains subject to your full and faithful performance of your responsibilities as Vice President, Controller and, as applicable, Senior Advisor, in compliance with Company rules and policies, including the Company's Code of Business Ethics and Conduct.

2.Post-Retirement Consulting. The Company desires to engage your services after your retirement to support specified projects as requested from time to time by Barnes' CFO. Accordingly, the Company will engage you to provide consulting services as an independent consultant after the Retirement Date for the period from May 1, 2024, to October 31, 2024, for
$330,000, which amount will be payable in six equal monthly installments in arrears, pursuant to an agreement substantially in the form attached as Exhibit A. As a consultant, you will report to Barnes' CFO or her designee and provide services on an as requested basis, as will be more fully defined in the applicable consulting agreement.

3.Retirement. Your retirement is a voluntary separation, and nothing in this Agreement is intended to modify the circumstances of your retirement or the benefits you are entitled to receive on your retirement. For example, your participation in employment benefits, like medical and dental coverage, will cease as of the Retirement Date, subject to any COBRA or other post-separation rights provided by the terms of the applicable benefit plan, and, while you will not accrue further service under the MICP for 2024 after the Retirement Date, you will be entitled to receive a payout, if any, for the pro-rata portion of the MICP earned for 2024 through the Retirement Date pursuant to the MICP. You will continue to be subject to certain obligations to the Company following your retirement, including under existing confidentiality agreements and pursuant to the provisions of this Agreement. Additionally, nothing in this Agreement is intended to preclude your eligibility to receive any discretionary award related to Project Merion, if any such award is granted on or prior to your Retirement Date. Also, any such award would be granted at the sole discretion and subject to the approval of the Compensation Management Development Committee of the Company's Board of Directors.

4.Release. In consideration for the Company's promises contained in this Agreement, you will execute the release attached as Exhibit B (the "Release") on the Retirement Date, and not revoke the Release within the applicable statutory period. If you do not execute the Release, or subsequently revoke the Release, the Company may elect to terminate this Agreement and/or any related agreement (including the consulting services agreement described in Section 2) without recourse or further obligation to you. You are advised to consult with an attorney before signing this Agreement and the Release.

5.Non-Solicitation/Non-Interference. During the remainder of your employment and for eighteen (18) months following the Retirement Date, you will not, directly or indirectly
(a) hire or solicit or facilitate or arrange for the hiring or solicitation of any person who is an employee of the Company or any affiliate of the Company ("affiliate"), or encourage any such employee to leave such employment, or knowingly assist any business he/she has become associated with to do so; or (b) discourage, or attempt to discourage, any individual, person, firm, corporation or business entity from doing business with the Company or any of its affiliates.

Marian Acker September 7, 2023 Page 3

6.Confidentiality. This Agreement and the Release are confidential, and you will not disclose to anyone other than your spouse, partner, lawyer, accountant, income tax preparer or financial planner (together, "permitted advisors") that you have entered into this Agreement and the Release except upon written approval of the Company's Senior Vice President, Human Resources or Senior Vice President, General Counsel (each, an "Authorized Officer") or by court order or otherwise as compelled by law. You and your permitted advisors will keep the facts and terms of this Agreement and the Release in strict confidence, unless and only to the extent you have been authorized in writing by an Authorized Officer to make such disclosure or as compelled by law or court order. You will not disclose this Agreement, including the Release, its contents or subject matter to any person other than to a permitted advisor, except pursuant to written authorization by an Authorized Officer or as compelled by law or court order. Notwithstanding the foregoing, this Agreement and the Release may be used as evidence in any subsequent proceeding alleging a breach of this Agreement and the Release. You will be responsible for any breach of this confidentiality provision, whether it be your breach or a breach by a permitted advisor. This confidentiality provision will cease to apply on the date that the Company is required to publicly disclose the terms of the Agreement, if applicable.

7.Non-Disparagement. You will make no written or oral statements that directly or indirectly disparage the Company or any affiliate in any manner whatsoever, including but not limited to the working conditions or employment practices of the Company. This covenant is in addition to, and not in lieu of, any other non-disparagement obligation that you have to the Company. You will not directly or indirectly contact the press or media, any federal, state, local or foreign governmental agency, the Company's employees, customers of the Company or any entity that has a business relationship with the Company, for the purpose of disparaging the good morale or business reputation or business practices of the Company or any of the Company's current or former officers, directors, managers, employees or agents. It will not be a violation of your obligations under this paragraph for you to make truthful statements, under oath, as required by law or formal legal process. Notwithstanding any provision of this Agreement to the contrary, you may provide any truthful and accurate information to, and cooperate with, any federal, state, local or foreign governmental agency or entity.

8.Post-Employment Cooperation. You will cooperate with the Company in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. You further agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the Company, you will give prompt written notice of such request to an Authorized Officer at Barnes Group Inc., 123 Main Street, Bristol, Connecticut, 06010, to allow the Company a reasonable opportunity to first contest the right of the requesting person or entity to such disclosure. Nothing in this Agreement will preclude you from responding truthfully to a valid subpoena.

9.Miscellaneous.

(a)You represent that you have had an opportunity to consult with an attorney and have carefully read and understand the scope and effect of the provisions of this Agreement. Accordingly, this Agreement will be deemed as prepared jointly by the parties and construed without regard to the party or parties responsible for its preparation. Any ambiguity will not be

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interpreted or construed against either party. You also represent that you have not relied upon any representations or statements made by or on behalf of the Company, except for those that are specifically set forth in this Agreement.

(b)If any provision or any portion of any provision in this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without such provision or portion of provision.

(c)This Agreement (including the Release and consulting services agreement described in Section 2) represents the entire agreement and understanding between you and the Company concerning preparations for your retirement through the Retirement Date, and supersedes and replaces any and all prior agreements and understandings with respect thereto. No waiver by any party of the breach of any provision of this Agreement will be deemed to constitute a waiver of any continuing or subsequent breach of such provision or any other provision hereof.

(d)This Agreement may only be amended in a writing signed by you and an Authorized Officer.

(e)This Agreement will be governed by the laws of the State of Connecticut, without regard for choice-of-law provisions. The Parties consent to personal and exclusive jurisdiction and venue in the State of Connecticut.

(f)In the event that either party institutes legal proceedings to enforce the terms of this Agreement, it is specifically understood and agreed that such a claim shall be submitted to final and binding arbitration in Hartford County, Connecticut, pursuant to the rules of the American Arbitration Association, and that the prevailing party shall recover its costs and reasonable attorney's fees incurred in such arbitration proceeding.

10.Acknowledgement. You acknowledge that, before signing this Agreement, you have read it; you fully understand its terms, content and effect; you have had the opportunity to seek the advice of an attorney of your own choosing, and you have relied fully and completely on your own judgment in executing this Agreement.

[continued on next page]

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*    *    *    *    *    *    *    *    *    *    *
We appreciate your long service as a Barnes employee and your contributions the Company's success. We also appreciate your assistance and support for the transition that ensures we maintain the high standards you have demonstrated throughout your career.

Please sign below to confirm your acceptance of the terms in this Agreement and return to the Senior Vice President, Human Resources, Barnes no later than September 7, 2023.

BARNES GROUP INC.
By:

/s/ Dawn N. Edwards
Dawn N. Edwards
Senior Vice President, Human Resources

Agreed to and accepted:

/s/ Marian Acker
MARIAN ACKER
September 07, 2023
DATE

Exhibit A

Form of Consulting Agreement

[Barnes' Standard Form Consulting Agreement attached]

SERVICES/CONSULTING AGREEMENT
(Not valid if signed before May 1, 2024)

Company and Service Provider (as defined below), for good and valuable consideration, agree as follows:

1.Defined Terms.

Service Provider:	Marian Acker
Company:	Barnes Group Inc., a Delaware corporation 123 Main Street, Bristol, CT 06010
Term:	May 1, 2024 (the “Effective Date”) through October 31, 2024.

2. Service Provider’s Responsibilities. Service Provider will devote her best efforts and diligence to performing the services described on Exhibit A (“Services”), will act in a legal and ethical manner while performing the Services, and will abide by all applicable laws, rules and regulations.

3.Fees. Company agrees to pay Service Provider all fees and authorized expenses in connection with the Services (“Consulting Fees”) according to the terms described on Exhibit A.

4.Termination. Company may immediately terminate this Agreement for any reason; provided that any termination without cause shall not terminate or otherwise limit Company’s obligation to pay the fees as described in Exhibit A.

5.Confidential Information; Intellectual Property.

A.During the course of providing Services, Service Provider will have access to and acquire Confidential Information. “Confidential Information” means information including trade secrets belonging to Company including (a) designs, specifications, drawings; (b) information regarding Company’s customers and suppliers; (c) manufacturing methods under investigation in Company’s facilities; and (d) information on litigation, litigation strategy, markets, costs, pricing and pricing policies, forecasts, business plans and marketing strategies.

B.Service Provider will not, either during or after the Term, disclose any Confidential Information and will use Confidential Information only as necessary to perform the Services. Service Provider will strictly protect Company’s Confidential Information. All originals, copies, summaries and derivations of Confidential Information in whatever form will be returned to Company or destroyed upon request. Company retains the entire right, title and interest, including all intellectual property rights, in and to its Confidential Information.

C.Service Provider agrees to fully disclose to Company all work product, ideas, inventions, discoveries, processes, or improvements conceived, produced or prepared in performing, or arising out of, the Services (collectively, “Inventions”). All Inventions will become Company’s exclusive property, and Service Provider will promptly assign and transfer to Company all its right, title and interest in and to any such Inventions. Further, Service Provider will sign, whether or not during the Term, all documents necessary or appropriate to evidence Company’s exclusive ownership of Inventions. Service Provider may not use any Inventions for the benefit of any party other than Company. The use of Inventions in any manner by Company or its assigns will result in no additional claim for compensation by Service Provider.

D.Service Provider will not incorporate any of its intellectual property in any deliverables for Company without Company’s prior written consent. Should Service Provider include its intellectual property

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without this written consent, then Company will be granted a worldwide, non-exclusive, unlimited royalty free, irrevocable right to use, reproduce, display, and distribute such intellectual property.
E.Service Provider agrees not to use any trademarks of Company or its affiliates without Company’s prior written consent.

F.Service Provider agrees that during the Term and for a period of one (1) year from the expiration of the Term of this Agreement, Service Provider will not directly or indirectly: (i) solicit for employment or hire any employees of Company or any of its affiliates; provided that this non-solicitation covenant will not not apply to a recruitment offer made to or employment of any person in response to a bona fide non-targeted solicitation process (including to the use of search firms or employment advertisements); or (ii) contact any customer of the Company or any of its affiliates to offer such customer any competing product, or otherwise interfere in the contractual relationship between the Company and its affiliates and their respective customers.

G.Service Provider acknowledges and agrees that Company will have no adequate remedy at law, and would be irreparably harmed, if Service Provider breached or threatened to breach any of the provisions of this section. Service Provider agrees that Company will be entitled to equitable and/or injunctive relief to prevent any such breach or threatened breach, and to seek specific performance.

H.The provisions of this section will survive termination or expiration of this Agreement.

6.Conflict of Interests. If, at any time during the Term, Service Provider proposes to perform services for others that may either directly or indirectly conflict with the interests of Company, Service Provider will request Company’s prior written approval. Service Provider represents that as of the Effective Date it has no such conflicting interests, nor any agreement which would prohibit Service Provider from providing the Services. Nothing will restrict Service Provider from providing non-conflicting services to others.

7.Indemnification; Liability. Service Provider will defend, indemnify, and hold Company, its successors, assignees and affiliates, and their respective employees, officers, directors, stockholders and agents (the “Indemnified Parties”), harmless from any and all claims, liabilities, costs, damages and expenses (including attorneys’ fees and expenses) related to: (a) Service Provider’s acts, omissions, including negligence or willful misconduct, or breach of its obligations under this Agreement, (b) property damage or personal injury or death arising from the Services, (c) any violation of laws by Service Provider, (d) Service Provider’s failure to properly withhold and remit national, provincial, state or federal taxes, including to social security and unemployment contributions, and (e) any governmental claims, including workers’ compensation and unemployment insurance claims, concerning Service Provider or its employees. These obligations will survive the Term and apply regardless of whether any claim, liability, cost, damage or expense result from the negligence of Company, its agents or employees.

8.Nature of Relationship. Service Provider is acting solely as an independent contractor and not as an employee, agent or representative of Company. Accordingly, Service Provider has no right to receive any employee benefits from Company and is solely responsible for payment of all taxes including Federal, state and local taxes arising out of the Services and the Consulting Fees.

9.Miscellaneous.

A.Company has the right to audit all books and records of Service Provider related to the Services and the Consulting Fees.

B.Time is of the essence in performing the Services, provided neither party will be liable to the other for any delays or failures to perform due to causes beyond its reasonable control.

C.Service Provider may not assign this Agreement or subcontract any of its obligations without Company’s prior written consent.

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D.This Agreement, including the attached exhibits, constitutes the entire agreement between the parties with respect to the subject matter and will be amended only by the parties’ written agreement. This Agreement supersedes all previous agreements between the parties.

E.This Agreement is governed by the internal laws of the State of Connecticut, U.S.A. Service Provider irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Connecticut, U.S.A. and agrees to bring any action related to this Agreement only in such courts.

F.The invalidity or unenforceability of any provision of this Agreement will not in any way affect the validity or enforceability of the remaining provisions. No course of dealing or any delay by a party in exercising any rights will operate as a waiver.

G.All notices will be in writing and sent to the addresses provided above (or as updated from time to time).

H.This Agreement may be executed in one or more counterparts, all of which will constitute one and the same instrument.

I. This Agreement shall be treated as Confidential Information of the Company and shall not be disclosed by Service Provider except to their partner, financial, legal and tax advisors.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BARNES GROUP INC.		SERVICE PROVIDER:
Marian Acker
By:
Name:	Julie Streich
Title:	Sr. Vice President, Finance & CFO

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EXHIBIT A

SERVICES

Service Provider shall perform such services as are requested from time to time by the Chief Financial Officer or her designee(s) that are consistent with Service Provider’s expertise and experience in areas including but not limited to financial accounting, general accounting, and SEC reporting and including supporting Company’s Controller in successfully executing his/her duties.

Service Provider shall have continued use of Company equipment solely to execute the Services until the end of the Agreement term. Company and Service Provider will coordinate return of equipment when Agreement term is completed.

Service Provider agrees to make herself reasonably available to meet and confer with the Company, its employees, attorneys and designated representatives at such times and places as required to adequately perform the Services. The Company we will use best efforts to respect Service Provider’s time and schedule.

Service Provider agrees to maintain any applicable privileges (including attorney-client privilege) and keep all information disclosed to her as strictly confidential.

Service Provider agrees not to disclose or use any information provided to her for any purpose other than to further the Company's interests unless expressly authorized by the Company in writing or required by law after having provided timely notice to the Company.

FEES

•Company will pay Service Provider a total of $330,000 for the Services payable in six (6) monthly installments of $55,000.00 following retirement date of 4/30/2024.

Company will reimburse Service Provider for all reasonable expenses incurred by Service Provider to perform the Services at Company’s request. All expenses must be approved in advance by Company and must be properly documented with appropriate receipts. If the Services require travel by Service Provider, Company will reimburse Service Provider only for reasonable and necessary out-of-pocket travel expenses that are incurred while traveling at Company’s request.

Service Provider agrees that he will be responsible for any and all taxes due on account of any payments received under the terms of this Agreement. Company will issue Service Provider a Form 1099 for all compensation provided to Service Provider during the relevant calendar year.

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